Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511 • Fax 214.956.4239 Contact: John Feray Chief Financial Officer

FOR IMMEDIATE RELEASE

Haggar to Resume Stock Buyback Program

DALLAS, November 8, 2004 — Today, Haggar Clothing Co., a leading marketer of men’s clothing, announced that it will resume its stock buyback program.  The Company’s management is authorized to purchase up to a total of 3,000,000 shares of stock pursuant to a resolution passed by the Company’s Board of Directors.  The amount and timing of the repurchases will depend upon market conditions.  As of November 8, 2004, the Company had purchased 2,242,183 shares to date.

Joe Haggar, III, stated “Our successes during fiscal 2004 have put us in a position to increase the return we deliver to our shareholders by continuing the stock buyback program for the first time since fiscal 2002.”

About Haggar

Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp. (Nasdaq: HGGR), is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico and Indonesia. Haggar also holds exclusive licenses to use the Claiborne(R) trademark in the United States to manufacture, market and sell men’s shorts and pants and to use the Kenneth Cole New York(R) and Kenneth Cole Reaction(R) trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments. For more information visit the Haggar website at http://www.haggar.com .